Exhibit 99

GORMAN-RUPP ANNOUNCES REVISED TIMING OF SHIPMENTS FOR A

SUBSIDIARY’S MAJOR PROJECT

Mansfield, Ohio – September 16, 2014 – The Gorman-Rupp Company (NYSE MKT: GRC) reports revised timing of shipments for its previously disclosed Permanent Canal Closure and Pumps (“PCCP”) flood control project in New Orleans.

The Company’s subsidiary, Patterson Pump Company, has been engaged since mid-2013 in a large infrastructure construction contract to supply approximately $60 million of major pumps for the PCCP project. Earlier the Company expected that the majority of the related shipments would be primarily in the second half of 2014 and the first half of 2015. Due to some related equipment delivery schedule changes and routine contract scheduling adjustments, the Company currently expects that about $10 million of the shipments expected in 2014 will be shifted to 2015 and that the shipments in 2015 will be distributed throughout the year. These types of scheduling changes are normal in design-build projects of this scale and magnitude and they do not impact the operating costs of the contract. These changes will result in a modest shift in the timing of the fulfillment of the related contract backlog. The total contract currently is approximately $60 million with a remaining backlog of approximately $53 million.

Released by Brigette A. Burnell, Corporate Secretary, Telephone (419) 755-1246.

For additional information contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.